Exhibit 99.1
                                                                    ------------


February 9, 2007



Dear Shareholder:

This past year was one of major accomplishments for your Corporation. The results are now complete and we believe that they are impressive.

Attached you will find the 2006 unaudited financial summary for The National Bank of Indianapolis Corporation. As you review the financial results for 2006, please note that the Corporation began the year with total assets of $928 million and finished the year with total assets of over $1.034 billion. This represents asset growth of $106 million or 11%.

The Corporation earned a record profit for the year. Net income for 2006 reached $7,062,000 compared to the 2005 profit of $6,263,000. On a fully diluted basis, earnings per share increased 12% to $2.94 per share, compared to $2.62 in 2005 and $2.37 in 2004.

Net income for the fourth quarter of 2006 reached $1,880,000 compared to $1,680,000 for the same period in 2005.

Our record profit performance in 2006 was due in part to the growth of our loan portfolio over the prior year. Total loans exceeded $744 million at year end, a $60 million increase from 2005. For the full year, we recorded net charge-offs of $919,000. This is in relation to our total reserve for loan losses at year end of $8,513,000. At present, we believe that the quality of our loan portfolio is sound and our reserves for loan losses are adequate.

Deposits continued to show solid growth in 2006. Total deposits exceeded $875 million, growing $101 million or 13%.

Fee income was a major contributor during 2006, totaling $8,360,000. Although residential mortgage volume remained less active due to a general slowdown in the housing market, Wealth Management fees were a bright spot. Our Wealth Management Division finished the year at $1.110 billion in assets under administration, a new high. Assets in the Wealth Management Division grew over $180 million during 2006 and were positively impacted by favorable markets and new client accounts.

Another important 2006 milestone relates to capital. As of December 31, 2006, total shareholders equity at the Corporation exceeded $59.7 million and book value per share reached a new high of $25.88.

As we write this shareholder letter, the competitive landscape in Indianapolis has changed yet again. Just weeks after Sky Bank closed on its acquisition of Union Federal, Sky announced that it had agreed to be acquired by Huntington Bank. The deal is expected to close in the third quarter. We believe there will continue to be changes to the Indianapolis banking market in the future. The pricing competition in the marketplace is very challenging, but we are determined to remain competitive and respond to opportunities in this challenging environment.

In summary, The National Bank of Indianapolis Corporation had a record year during 2006 in terms of earnings, capital, assets, deposits and loans. We are pleased with our record performance in the midst of increased competition. As always, we appreciate the continued support of our shareholders, employees, clients and Directors and we thank you for your confidence.

Sincerely,


/s/ Michael S. Maurer    /s/ Morris L. Maurer       /s/ Philip B. Roby

Michael S. Maurer        Morris L. Maurer           Philip B. Roby
Chairman                 President and              Executive Vice President and
                         Chief Executive Officer    Chief Operating Officer

:sch









                           FORWARD LOOKING STATEMENTS

This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. The forward-looking statements are based on management's expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation's ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation's business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2005, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC's Web site at www.sec.gov or on the Corporation's Web site at www.nbofi.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

                                          FOURTH QUARTER 2006 HIGHLIGHTS

-------------------------------------------------------------------------------------------------------------------
                                        Selected Balance Sheet Information
-------------------------------------------------------------------------------------------------------------------
                                                                Dec. 31, 2006                        Dec. 31, 2005
(in thousands)                                                     (unaudited)                            (audited)
-------------------------------------------------------------------------------------------------------------------
Total Assets                                                       $1,034,432                             $928,462
Loans                                                                 744,538                              684,488
Reserve for Loan Losses                                                (8,513)                              (8,346)
Investment Securities                                                 146,987                              153,735
Total Deposits                                                        875,084                              774,316
Shareholders'  Equity                                                  59,785                               51,583
-------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------
                                      Selected Income Statement Information
-------------------------------------------------------------------------------------------------------------------
                                                  Three Months Ended                  Twelve Months Ended
                                                     December 31,                         December 31,
-------------------------------------------------------------------------------------------------------------------
(in thousands)                                         2006              2005               2006              2005
-------------------------------------------------------------------------------------------------------------------
Net Interest Income                                  $8,076            $7,797            $31,811           $29,941
Provision for Loan Losses                               225               600              1,086             2,085
Non-Interest Income                                   2,272             1,998              8,360             7,461
Non-Interest Expense                                  7,319             6,528             28,598            25,176
Pretax Income                                         2,805             2,667             10,486            10,141
Net Income                                            1,880             1,680              7,062             6,263
-------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------
                                          Selected Per Share Information
-------------------------------------------------------------------------------------------------------------------
                                                  Three Months Ended                  Twelve Months Ended
                                                     December 31,                         December 31,
-------------------------------------------------------------------------------------------------------------------
                                                       2006              2005               2006              2005
-------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share                              $0.81             $0.73              $3.07             $2.72
Diluted Earnings Per Share                            $0.78             $0.70              $2.94             $2.62
Book Value per Share                                 $25.88            $22.11             $25.88            $22.11
-------------------------------------------------------------------------------------------------------------------